Exhibit 10.1
ROBERT J. PALMISANO
EMPLOYMENT AND CHANGE IN CONTROL AGREEMENT
     This EMPLOYMENT AND CHANGE IN CONTROL AGREEMENT (this “Agreement”) is made as of April 6, 2008 (the “Effective Date”) by and among ev3 Inc., a Delaware corporation (“ev3”), and Robert J. Palmisano, an individual (“Executive”), with respect to the facts and circumstances set forth below. Capitalized terms used herein without definition shall have the respective meanings assigned thereto in Article 12 of this Agreement.
RECITALS
     WHEREAS, ev3 desires to employ Executive as its President and Chief Executive Officer and to appoint Executive as a member of the Board, and Executive desires to accept such employment and appointment;
     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties hereto agree as follows:
ARTICLE 1
1.1 Employment. ev3 will hereby employ Executive as the President and Chief Executive Officer of ev3 on the terms and conditions hereinafter set forth. For purposes of payroll and related corporate record, Executive will be deemed to be an employee of ev3 Endovascular, Inc., a wholly-owned subsidiary of ev3. Executive will also be appointed to serve as a member of the Board.
1.2 Term of Agreement. This Agreement is effective immediately and will continue for a period of three years until April 6, 2011 (the “Term”) and shall be automatically extended thereafter for successive terms of one year each, unless either party provides notice to the other at least ninety days prior to the expiration of the original or any extension term that the Agreement is not to be extended. The employment period may be sooner terminated by either party in accordance with Articles 2 and 3.
1.3 Duties. Executive shall perform all the duties and obligations reasonably associated with the position of President and Chief Executive Officer consistent with the Bylaws of ev3 as in effect from time to time, subject solely to the supervision of the Board, and such other executive duties consistent with the foregoing as are mutually agreed upon from time to time by Executive and the Board. Executive shall perform the services contemplated herein faithfully and diligently. Executive shall devote substantially all of his business time and efforts to the rendition of such services; provided, that Executive may participate in social, civic, charitable, religious, business, educational or professional associations and, with the prior approval of the Board, serve on the boards of directors of no more than two other companies at any given time, so long as such participation does not materially interfere with the duties and obligations of Executive hereunder.
1.4 Primary Work Location. Executive’s primary work location for the performance of services hereunder will be at the Company’s offices located in Plymouth, Minnesota. Executive acknowledges and agrees that the nature of the Company’s business will require travel from time to time. In addition, the Company will pay or reimburse Executive for expenses incurred for weekly air travel between his personal residences (in Massachusetts and Florida) and Plymouth, Minnesota. To the extent that such payments are subject to income taxes payable by Executive, the Company shall, for each tax year of Executive in which such payments are made or deemed made, pay Executive an amount to reimburse Executive for such income taxes for such tax year, on a gross-up basis.

1.5 Base Pay. In consideration for Executive’s services hereunder, the Company will pay Executive an annual base salary at the rate of not less than $600,000 per year during each year of the Term (subject to further annual increases by the Board), payable in accordance with the Company’s regular payroll schedule from time to time (less any deductions required for Social Security, state, federal and local withholding taxes, and any other authorized or mandated similar withholdings).
1.6 Bonus Plan. Executive shall be entitled to earn a bonus with respect to each year during the Term, based upon Executive’s achievement of performance objectives set by the Company’s compensation committee (the “Compensation Committee”) after consultation with Executive, with a targeted bonus opportunity of one hundred percent (100%) of Executive’s Base Pay for such year. Any such bonus shall be paid no later than annually within 2 1/2 months following the end of the calendar year to which the bonus relates.
1.7 Equity Compensation. As an additional element of compensation to Executive, in consideration of services to be rendered hereunder, on the Effective Date, the Company shall grant to Executive options to purchase an aggregate of 1,054,000 shares of ev3 common stock (the “Initial Options”). The Initial Options shall vest 25% on the first anniversary of the grant date and the remaining 75% shall vest at a rate of 1/36th per month over the thirty-six months following the first anniversary of the grant date. The terms and conditions of the Initial Options shall be governed by Stock Option Agreements, substantially in the forms attached to this Agreement as Exhibits A-1 and A-2 reflecting such grant and, in each case, providing for, among other things, the terms set forth in this Article 1.7. In addition to the Initial Options, the Compensation Committee shall review Executive’s long-term compensation at least annually and, after consultation with Executive, shall consider granting annual additional equity awards.
1.8 Vacation. Executive shall be entitled to not less than four (4) weeks of vacation each calendar year, without reduction in compensation, and otherwise in accordance with the general policies of the Company applicable generally to other senior executives of the Company.
1.9 Employee Benefits. Executive shall receive all group insurance, including but not limited to health and dental, and any other benefits under any of the Company’s Benefit Plans, on the same basis as are available to other senior executives of the Company under the Company’s personnel policies in effect from time to time. Executive shall receive all other such fringe benefits as the Company may offer to other senior executives of the Company generally under the Company personnel policies in effect from time to time, such as health and disability insurance coverage and paid sick leave.
1.10 Indemnification. Concurrently with the execution and delivery of this Agreement, the Company and Executive are entering into an indemnification agreement in the form attached hereto as Exhibit B providing, among other things, for indemnification of Executive to the fullest extent permitted by applicable law.
1.11 Reimbursement for Expenses. Executive shall be reimbursed by the Company for all documented reasonable expenses (including legal expenses incurred in negotiating and executing this Agreement) incurred by Executive in the performance of his duties or otherwise in furtherance of the business of the Company in accordance with the policies of the Company in effect from time to time. Any reimbursements to Executive shall be paid as promptly as practicable and in any event not later than the last day of the calendar year in which the expenses are incurred, and the amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.

1.12 Housing. During the Term, the Company shall pay Executive $5,000 per month for rental payments and utilities for an apartment in or near Plymouth, Minnesota plus any reasonable future rent or utility cost increases imposed by the landlord for such apartment from time to time after the effective date hereof. By way of clarification, Executive shall be responsible for all arrangements related to renting an apartment in or near Plymouth, Minnesota, and the Company’s obligations hereunder shall be limited to the payment to Executive for rental and utility payments. To the extent that such payments are subject to income taxes payable by Executive, the Company shall, for each tax year of Executive in which such payments are made or deemed made, pay Executive an amount to reimburse Executive for such income taxes for such tax year, on a gross-up basis.
1.13 Automobile Payments. During the Term, the Company shall pay Executive $1,500 per month, in connection with Executive’s leasing or purchase of an automobile (including without limitation insurance and costs of maintenance). By way of clarification, Executive shall be responsible for all arrangements related to leasing or purchasing an automobile, and the Company’s obligations hereunder shall be limited to the payment to Executive for such lease or purchase payments. To the extent that such payments are subject to income taxes payable by Executive, the Company shall, for each tax year of Executive in which such payments are made or deemed made, pay Executive an amount to reimburse Executive for such income taxes for such tax year, on a gross-up basis.
1.14 Stock Option Acceleration. In the event of a Change in Control, regardless of whether the acquiring entity or Successor assumes or replaces the unvested stock options or stock awards then granted to Executive pursuant to any of the Stock Incentive Plans, the vesting schedules under the applicable Stock Option Agreements will be accelerated and all such stock options will become fully vested and immediately exercisable upon the closing of the Change in Control.
1.15 Gross-Up Payments. In the event that it is determined that any payment or benefit provided by the Company to or for the benefit of Executive, either under this Agreement or otherwise, will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any successor provision (“Section 4999”), the Company will, prior to the date on which any amount of the excise tax must be paid or withheld, make an additional lump-sum payment (the “Gross-Up Payment”) to Executive. The Gross-Up Payment will be sufficient, after giving effect to all federal, state and other taxes and charges with respect to the Gross-Up Payment, to make Executive whole for all taxes (including withholding taxes) imposed under Section 4999.
     Determinations under this section 1.15 will be made by the Company’s then current firm of independent auditors (the “Firm”). The determinations of the Firm will be binding upon the Company and the Executive except as the determinations are established in resolution (including by settlement) of a controversy with the Internal Revenue Service to have been incorrect. All fees and expenses of the Firm will be paid by the Company.
     If the Internal Revenue Service asserts a claim that, if successful, would require the Company to make a Gross-Up Payment or additional Gross-Up Payment, the Company and Executive will cooperate fully in resolving the controversy with the Internal Revenue Service. The Company will make or advance such Gross-Up Payments as are necessary to prevent Executive from having to bear the cost of payments made to the Internal Revenue Service in the course of, or as a result of, the controversy. The Firm will determine the amount of such Gross-Up Payments or advances and will determine after resolution of the controversy whether any advances must be returned by Executive to the Company. The Company will bear all expenses of the controversy and will gross Executive up for any additional taxes that may be imposed upon Executive as a result of payment of such expenses.

ARTICLE 2
2.1 Death or Disability. This Agreement will terminate immediately upon Executive’s death or Disability.
2.2 Termination for Cause. This Agreement may be terminated by the Company for Cause, by providing the Executive with a Notice of Termination that contains a proposed Date of Termination.
2.3 Termination for Good Reason. This Agreement may be terminated by Executive for Good Reason.
2.4 Any Other Reason. The Company shall have to right to terminate Executive’s employment under this Agreement at any time without Cause and Executive shall have the right to terminate employment under this Agreement at any time without Good Reason.
ARTICLE 3
3.1 Termination without Cause or for Good Reason. In the event that this Agreement is terminated by either (a) the Company for any reason other than for Cause or (b) Executive for Good Reason, but excluding such a termination following a Change in Control, Executive shall be entitled to receive a single lump sum payment equal to the sum of the following amounts: (1) the amount of any accrued and unpaid Base Pay then due to Executive and any accrued and unpaid bonus, (2) the value of any accrued and unused vacation, and (3) a single lump sum payment equal to (i) 150% of Executive’s then current Base Pay and (ii) a pro rata portion of Executive’s bonus that would have been earned with respect to the year in which the termination had the Executive remained employed through the end of the performance period based upon the number of months in the year of termination ending on the Date of Termination (assuming for this Article 3.1 that Executive has worked the full month of the month in which the Date of Termination Control occurs) to the extent the performance goals for the performance period have been achieved, for any performance periods beginning after January 1, 2009; provided, that, by way of clarification, in no event shall any such payment be made in the event this Agreement is terminated pursuant to Section 2.1. In addition, the Executive shall be entitled to (i) elect continuation coverage under COBRA during the Severance Period and the Company hereby agrees to pay the premiums for such continuation coverage, (ii) elect health care continuation coverage on substantially the same terms as existed prior to the Date of Termination for an additional eighteen months following the termination of the Severance Period provided that the Executive shall pay to the Company a monthly amount equal to the COBRA premium that would be payable had the Executive been entitled to COBRA coverage under the applicable health care plan, and (iii) for the duration of the Severance Period, to receive all fringe benefits and perquisites to which he is entitled under this Agreement and which may legally be provided by the Company to non-employees (including without limitation cellular telephone, blackberry (or other PDA) and the car allowance provided for under Article 1.13 of this Agreement, but excluding the housing allowance other than amounts (on a grossed-up basis) necessary to pay lease or rental payments for Executive’s apartment described in Section 1.12 with respect to any lease existing at the Date of Termination, provided that lease or rental payments shall not exceed the duration of the Severance Period regardless of the length of the lease).
3.2 Termination without Cause or for Good Reason Following a Change in Control. Executive will become entitled to the benefits described in this Article 3.2 if Executive’s employment is terminated by the Company for any reason other than Cause or Executive terminates employment for Good Reason following a Change in Control that occurs during the Term.

(a) The Company will be responsible for paying to Executive all of the Base Pay owed through such date, the value of any accrued and unused vacation, and a pro rata portion of Executive’s Bonus Plan Payment based upon the number of months in the current year which Executive has worked prior to the date of the Change in Control, assuming for this Article 3.2(a) that Executive has worked the full month of the month in which the Change in Control occurs.
(b) The following terms shall control notwithstanding any conflicting terms contained in any employment agreement, or Stock Option Agreement. In addition to the payments under Article 3.2(a), the Company will be responsible for making a lump sum payment to Executive equal to the sum of (A) 36 months of Executive’s then current Base Pay, and (B) an amount equal to 300% of Executive’s Bonus Plan Payment for the current year.
(c) The Executive shall also be entitled to (i) elect continuation coverage under COBRA during the Severance Period and the Company hereby agrees to pay the premiums for such continuation coverage for the duration of the Severance Period, (ii) elect health care continuation coverage on substantially the same terms as existed prior to the Date of Termination for an additional 18 months following the termination of the Severance Period provided that the Executive shall pay to the Company a monthly amount equal to the COBRA premium that would be payable had the Executive been entitled to COBRA coverage under the applicable health care plan, and (iii) for the duration of the Severance Period, to receive all fringe benefits and perquisites to which he is entitled under this Agreement and which may legally be provided by the Company to non-employees (including without limitation cellular telephone, blackberry (or other PDA) and the car allowance provided for under Article 1.13 of this Agreement, but excluding the housing allowance other than amounts (on a grossed-up basis) necessary to pay lease or rental payments for Executive’s apartment described in Section 1.12 with respect to any lease existing at the Date of Termination, provided that lease or rental payments shall not exceed the duration of the Severance Period regardless of the length of the lease).
Notice by the Company of its intent not to renew the Agreement shall be treated as a termination by the Company without Cause for purposes of this Agreement.
3.3 Termination without Good Reason or for Cause or on account of Disability. In the event that Executive’s employment terminates as a result of Disability or otherwise (other than by the Company without Cause or by the Executive for Good Reason), the Company will pay to the Executive (or his estate) his (1) accrued but unpaid Base Pay and bonus payments through the Date of Termination and (2) unused vacation pay accrued through the Date of Termination.
3.4 Mitigation. The Company expressly agrees and acknowledges that, with respect to any payments due Executive under this Article 3, Executive shall have no duty or obligation to seek or accept other employment, or otherwise mitigate Executive’s damages resulting from such termination.
3.5 Waiver and Release Agreement. In consideration of the severance payments and other benefits described in this Article 3, to which severance payments and benefits Executive would not otherwise be entitled, and as a precondition to Executive becoming entitled to such severance payments and other benefits under this Agreement, Executive agrees to execute and deliver to the Company within 30 days after the applicable Date of Termination a Waiver and Release Agreement in the form reasonably acceptable to the parties (the “Release”). If Executive fails to execute and deliver the Release Agreement within 30 days after the applicable Date of Termination, or if Executive revokes such Release as provided therein, the Company shall have no obligation to provide any of the severance payments and other benefits described in this Article 3. The timing of severance payments upon Executive’s execution and delivery of the Release shall be further governed by the following provisions:

     (a) In any case in which the Release (and the expiration of any revocation rights provided therein) could only become effective in a particular tax year of Executive, payments conditioned on execution of the Release shall be made within 10 days after the Release becomes effective and such revocation rights have lapsed.
     (b) In any case in which the Release (and the expiration of any revocation rights provided therein) could become effective in one of two taxable years of Executive depending on when Executive executes and delivers the Release, payments conditioned on execution of the Release shall be made within 10 days after the Release becomes effective and such revocation rights have lapsed, but not earlier than the first business day of the later of such tax years.
3.6 Required Delay for Certain Deferred Compensation and Section 409A. In the event that any compensation with respect to Executive’s termination is “deferred compensation” within the meaning of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”), the stock of the Company or any affiliate is publicly traded on an established securities market or otherwise, and Executive is determined to be a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, payment of such compensation shall be delayed as required by Section 409A. Such delay shall last six (6) months from Executive’s Date of Termination, except in the event of Executive’s death. Within thirty (30) days following the end of such six-month period, or, if earlier, Executive’s death, the Company will make a catch-up payment to Executive equal to the total amount of such payments that would have been made during the six-month period but for this Article 3.6. Such catch-up payment shall bear simple interest at the prime rate of interest as published by the Wall Street Journal’s bank survey as of the first day of the six month period, which such interest shall be paid with the catch-up payment. Wherever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A. In addition, any tax gross-up payments made pursuant to this Agreement shall be made by the Company by the end of the taxable year following the taxable year in which the tax payment was remitted by Executive. With respect to payments under this Agreement, for purposes of Section 409A, each severance payment will be considered one of a series of separate payments. Amounts payable under this Agreement following Executive’s termination of employment, other than those expressly payable on a deferred or installment basis, will be paid as promptly as practicable after such a termination of employment and, in any event, within 2 1/2 months after the end of the year in which employment terminates.
ARTICLE 4
4. Confidentiality, Non-Competition and Non-Solicitation Agreement. Concurrently with the execution of this Agreement, Executive agrees to execute and deliver to ev3 a Confidentiality, Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit C without alteration or addition other than to include the date.
ARTICLE 5
5. Successors. ev3 will seek to have any Successor, by agreement in form and substance satisfactory to Executive, assume and assent to the fulfillment by such Successor of ev3’s obligations under this Agreement. Failure of ev3 to obtain such assent and assumption at least three (3) business days prior to the time a Third Party becomes a Successor (or where ev3 does not have at least three (3) business days’ advance notice that a Third Party may become a Successor, within one (1) business day after having notice that such Third Party may become or has become a Successor) will constitute Good Reason for termination by Executive of Executive’s employment, provided that the notice requirements set forth below under the definition of Good Reason are satisfied. The date on which any such succession becomes effective will be deemed the Date of Termination, and Notice of Termination will be deemed to have been given to Executive on that date. A Successor has no rights, authority or power with respect to this Agreement prior to a Change in Control.
ARTICLE 6
6. Binding Agreement. This Agreement inures to the benefit of, and is enforceable by, Executive, Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive dies after a termination from employment while any amount would still be payable to Executive under this Agreement, all such amounts, unless otherwise provided in this Agreement, will be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there be no such designee, to Executive’s estate.
ARTICLE 7
7. Notices. For the purposes of this Agreement, notices and other communications provided for in this Agreement must be in writing and will be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party’s respective address set forth on the first page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance with these provisions, except that notice of change of address will be effective only upon receipt.
ARTICLE 8
8. Disputes. If Executive so elects, any dispute, controversy or claim arising under or in connection with this Agreement will be heard and settled exclusively by binding arbitration administered by the American Arbitration Association in Minneapolis, Minnesota before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, that Executive may seek specific performance in a court of competent jurisdiction of Executive’s right to receive benefits until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. If any dispute, controversy or claim for damages arising under or in connection with this Agreement is settled by arbitration, the Company will be responsible for paying, or if elected by Executive, reimbursing, all fees, costs and expenses incurred by Executive related to such arbitration. If Executive does not elect arbitration, Executive may pursue all available legal remedies. The parties agree that any litigation arising under or in connection with this Agreement must be brought in a court of competent jurisdiction in the State of Minnesota, and both parties hereby consent to the exclusive jurisdiction of said courts for this purpose and agree not to assert that such courts are an inconvenient forum. The Company will not assert in any dispute or controversy with Executive arising under or in connection with this Agreement regarding Executive’s failure to exhaust administrative remedies.
ARTICLE 9
9. Related Agreements. To the extent that any provision of any other Benefit Plan or agreement between the Company and Executive limits, qualifies or is inconsistent with any provision of this Agreement, the provision of this Agreement will control. Nothing in this Agreement prevents or limits Executive’s continuing or future participation in, and rights under, any Benefit Plan provided by the Company for which Executive may qualify. Amounts which are vested benefits or to which Executive is otherwise entitled under any Benefit Plan or other agreement with the Company at or subsequent to the Date of Termination will be payable in accordance with the terms thereof. Furthermore, nothing in this Agreement will prevent the Company from seeking enforcement of and damages arising under any confidentiality, invention assignment or non-competition provision or breach thereof contained in any other agreement with the Company.
ARTICLE 10
10. Survival. The respective obligations of, and benefits afforded to, the Company and Executive which by their express terms or clear intent survive termination of Executive’s employment with the Company or termination of this Agreement, as the case may be, will survive termination of Executive’s employment with the Company or termination of this Agreement, as the case may be, and will remain in full force and effect according to their terms.
ARTICLE 11
11. Miscellaneous. No provision of this Agreement may be modified, waived or discharged other than in a writing signed by Executive and the Company. No waiver by any party to this Agreement at any time of any breach by another party of any provision of this Agreement will be deemed a waiver of any other provisions at the same or at any other time. This Agreement reflects the final and complete agreement of the parties and supersedes all prior and simultaneous agreements with respect to the subject matter hereof, including without limitation any change in control or similar agreement between any past, current or future Affiliate of the Company and Executive. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware (without regard to the conflict of laws principles of any jurisdiction). The invalidity or unenforceability of all or any part of any provision of this Agreement will not affect the validity or enforceability of the remainder of such provision or of any other provision of this Agreement. This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
ARTICLE 12
12. Definitions. The following terms will have the meaning set forth below unless the context clearly requires otherwise. Terms defined elsewhere in this Agreement will have the same meaning throughout this Agreement.
(a) “Affiliate” means, with respect to any Person (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.
(b) “Base Pay” means Executive’s annual base salary from the Company at the rate in effect at the time Notice of Termination is given. Base Pay includes only regular cash salary and is determined before any reduction for deferrals pursuant to any nonqualified deferred compensation plan or arrangement, qualified cash or deferred arrangement or cafeteria plan.
(c) “Benefit Plan” means any
(i) employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended;
(ii) cafeteria plan described in Code Section 125; or
(iii) plan, policy or practice providing for paid vacation, other paid time off or short-or long-term profit sharing, fringe benefits, bonus or incentive payments.

(d) “Board” means the board of directors of ev3.
(e) “Bonus Plan Payment” means the amount of the annual target bonus that is payable by the Company to Executive pursuant to ev3’s company-wide bonus plan or equivalent plan of the Successor, based on the assumption that all of the annual performance milestones will have been satisfied for such year at the target performance level.
(f) “Cause” means: (i) Executive’s gross misconduct; (ii) Executive’s willful and continued failure to perform substantially Executive’s duties with the Company (other than a failure resulting from Executive’s incapacity due to bodily injury or physical or mental illness) after a demand for substantial performance is delivered to Executive by the chair of the Board or the Lead Independent Director of the Board if the Board does not have a chair (or any other director designated by the Board if the Board does not have a chair or a Lead Independent Director) which specifically identifies the manner in which Executive have not substantially performed Executive’s duties and provides for a reasonable period of time within which Executive may take corrective measures; or (iii) Executive’s conviction (including a plea of nolo contendere) of willfully engaging in illegal conduct constituting a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the Company or which impairs Executive’s ability to perform substantially Executive’s duties for the Company. An act or failure to act will be considered “gross” or “willful” for this purpose only if done, or omitted to be done, by Executive in bad faith and without reasonable belief that it was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board (or a committee thereof) or based upon the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. Notwithstanding the foregoing, Executive may not be terminated for Cause unless and until there has been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose, finding that in the good faith opinion of the Board Executive was guilty of the conduct set forth above in clauses (i), (ii) or (iii) of this definition and specifying the particulars thereof in detail.
(g) “Change in Control” means a change in control of ev3 occurring after the Effective Date of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not ev3 is then subject to such reporting requirement; provided, however, that, without limitation, a Change in Control shall include: (i) the acquisition (other than from ev3) after the date hereof by any person, entity or “group” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (excluding, for this purpose, ev3 or its subsidiaries, any employee benefits plan of ev3 or its subsidiaries which acquires beneficial ownership of voting securities of ev3, any qualified institutional investor who meets the requirements of Rule 13d-1(b)(1) promulgated under the Exchange Act, Warburg Pincus LLC and its affiliates, and The Vertical Group, L.P. and its affiliates) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then-outstanding shares of common stock or the combined voting power of ev3’s then-outstanding capital stock entitled to vote generally in the election of directors; (ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) ceasing for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by ev3’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of ev3) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or (iii) approval by the stockholders of ev3 of (A) reorganization, merger, or consolidation, in each case, with respect to which persons who were the stockholders of ev3 immediately prior to such reorganization, merger, or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, consolidated or other surviving corporation’s then-outstanding voting securities, (B) a liquidation or dissolution of ev3, or (C) the sale of all or substantially all of the assets of ev3.
(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time.
(i) “Company” means ev3, any Successor and any Affiliate.
(j) “Date of Termination” means: (i) if Executive’s employment is to be terminated by Executive for Good Reason, the date specified in the Notice of Termination which in no event may be a date more than 15 days after the date on which Notice of Termination is given unless the Company agrees in writing to a later date; (ii) if Executive’s employment is to be terminated by the Company for Cause, the date specified in the Notice of Termination; (iii) if Executive’s employment is terminated by reason of Executive’s death, the date of Executive’s death; or (iv) if Executive’s employment is to be terminated by the Company for any reason other than Cause or Executive’s death, the date specified in the Notice of Termination, which in no event may be a date earlier than 15 days after the date on which a Notice of Termination is given, unless Executive expressly agrees in writing to an earlier date. In the case of termination by the Company of Executive’s employment for Cause, then within the 30 days after Executive’s receipt of the Notice of Termination, Executive may notify the Company that a dispute exists concerning the termination, in which event the Date of Termination will be the date set either by mutual written agreement of the parties or by the judge or arbitrator in a proceeding as provided in Article 8 of this Agreement. In all cases, Executive’s termination of employment must constitute a “separation from service” within the meaning of Section 409A of the Code.
(k) “Disability” means Executive is unable to engage in any substantial gainful business activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or that has rendered Executive unable to effectively carry out his duties and obligations under this Agreement or unable to effectively and actively participate in the management of the Company for a period of 180 days within a 365 day period;
(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
(m) “Good Reason” means:
(i) a substantial change in Executive’s status, position(s), duties or responsibilities as an executive of the Company which, in Executive’s reasonable judgment, is adverse with respect to any of the foregoing;
(ii) a material reduction by the Company in Executive’s Base Pay or a material reduction by the Company in the annual Bonus Plan Payment that Executive may earn in a given year, provided, however, that Executive’s inability to satisfy the existing performance objectives under any bonus plan shall not constitute Good Reason;
(iii) any other material breach by the Company of its obligations hereunder; or

(iv) the failure by the Company to obtain the assent to this Agreement from any Successor as soon as reasonably practicable in the circumstances and in any event within the times required by Article 5 hereof.
Executive’s continued employment does not constitute consent to, or waiver of any rights arising in connection with, any circumstances constituting Good Reason. Executive’s termination of employment for Good Reason as defined in this Article 12(m) will constitute Good Reason for all purposes of this Agreement notwithstanding that Executive may also thereby be deemed to have retired under any applicable retirement programs of the Company. To constitute Good Reason, Executive must provide notice to the Company of the initial occurrence of one of the foregoing events within 90 days of such occurrence and the Company shall have 30 days after the receipt of such notice to remedy the occurrence. In addition, to constitute Good Reason, Executive must terminate employment within 2 years following the initial occurrence of such an event.
(n) “Notice of Termination” means a written notice (except in the case of a deemed Notice of Termination pursuant to Article 5 hereof) which indicates the specific termination provision in this Agreement pursuant to which the notice is given. Any purported termination by the Company or by Executive must be communicated by written Notice of Termination to be effective.
(o) “Severance Period” means
(i) in the event that this Agreement is terminated by either (a) the Company for any reason other than for Cause or (b) Executive for Good Reason, but excluding such a termination following a Change in Control, the 18 month period commencing on the Date of Termination; or
(ii) in the event that Executive’s employment is terminated by the Company for any reason other than Cause or Executive terminates employment for Good Reason following a Change in Control, the 36 month period commencing on the Date of Termination.
(p) “Stock Incentive Plan” means (i) the ev3 LLC 2003 Incentive Plan, as amended, (ii) the ev3 Inc. Amended and Restated 2005 Incentive Stock Plan, (iii) the ev3 Inc. Second Amended and Restated 2005 Incentive Stock Plan or (iv) any successor or additional stock option, stock award, or other incentive plans of ev3.
(q) “Stock Option Agreements” means in any of the non-statutory stock option agreements, incentive stock options agreements, restricted stock awards or other similar agreements Executive may have entered into with the Company pursuant to the Stock Incentive Plans.
(r) “Successor” means any Third Party that succeeds to, or has the ability to control (either immediately or with the passage of time), ev3’s business directly, by merger, consolidation or other form of business combination, or indirectly, by purchase of ev3’s outstanding securities entitling the holder thereof to be allocated a portion of ev3’s net income, net loss or distributions or all or substantially all of its assets or otherwise.
(s) “Third Party” means any Person, other than ev3, any Affiliate of ev3 as of the date of this Agreement, or any Benefit Plan(s) sponsored by ev3 or an Affiliate.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

ev3 Inc.

/s/ Kevin Klemz

Name: Kevin Klemz
Title: Senior Vice President and Chief Legal Officer

Robert J. Palmisano

/s/ Robert J. Palmisano